Exhibit 99.1

News For Immediate Release

Memorial Production Partners LP Announces Third Quarter 2015 Results and

Updated 2015 Guidance

HOUSTON, TEXAS, November 4, 2015—Memorial Production Partners LP (NASDAQ: MEMP) announced today its operating and financial results for the three and nine months ended September 30, 2015. In addition, MEMP provided an update of its 2015 guidance.

Key Highlights

•	Average daily production increased 3% to 254.3 MMcfe for the third quarter 2015, compared to 247.8 MMcfe for the second quarter 2015.

•	Completed the acquisition of the remaining interests in its oil and gas producing properties offshore Southern California for approximately $101 million in November 2015.

•	Revolver availability of approximately $340 million as of November 3, 2015, pro forma for the impact of the Fall 2015 bank redetermination process and the acquisition announced this morning.

•	Strong commodity hedge portfolio with 87% of current expected total production hedged in 2015, 87% in 2016, 70% in 2017, 64% in 2018 and 49% in 2019.

•	Mark-to-market hedge book value of approximately $681 million as of October 30, 2015. All of MEMP’s current hedges are costless, fixed price swaps and collars.

“Today we are pleased to announce the acquisition of the remaining interests in the Beta field located in offshore Southern California, an area we have always been interested in growing. This field represents one of the top assets in our portfolio and will be producing low decline oil for many years,” said John Weinzierl, Chairman and Chief Executive Officer of the general partner of MEMP. “I’d also like to give credit to our team for closing an accretive transaction during a very volatile market. Going forward, owning more of the Beta field will provide significant strategic benefit to our organization.”

“In the third quarter, we saw production increase 3% and lease operating costs decrease 3%. However, we are not satisfied with where we are on our operating costs and will continue our

1

focus on improving margins and operational efficiencies,” said William J. (Bill) Scarff, President of the general partner of MEMP. “We updated 2015 guidance today to reflect the impact of the Beta transaction along with a more accurate run rate for lease operating expenses based on what we have seen through nine months of the year. We remain focused on creating long term value for our stakeholders and work every day on improving our organization so that we can prosper throughout what may be a prolonged downturn. Strategically, the strengths of the partnership remain the same – a strong asset base, significantly hedged through 2019 with liquidity on the balance sheet.”

Review of Third Quarter 2015

•	Average daily production increased 3% to 254.3 MMcfe for the third quarter 2015, compared to 247.8 MMcfe for the second quarter 2015.

•

Crude oil, natural gas and NGLs sales, excluding commodity derivatives settlements, were $87.5 million in the third quarter of 2015, compared to $97.2 million in the second quarter of 2015. On an Mcfe basis, crude oil, natural gas and NGLs represented 25%, 56% and 19%, respectively, of sales volumes. On a revenue basis, crude oil, natural gas and NGLs sales represented 46%, 42% and 12%, respectively, of total oil and natural gas revenues.

•	Average realized prices, excluding commodity derivatives settlements:

	Q3 2015	Q2 2015	% Increase/(Decrease)
Oil (per Bbl)	$41.90	$52.09	(20)
Natural gas (per Mcf)	2.80	2.69	4
NGL (per Bbl)	13.84	16.20	(15)

Total per (Mcfe)	$3.74	$4.31	(13)

•	Averaged realized prices, including commodity derivatives settlements, were $6.50 per Mcfe in the third quarter of 2015, compared to $6.72 per Mcfe in the second quarter of 2015.

•	Adjusted EBITDA (2) decreased to $80.8 million for the third quarter of 2015 from $82.9 million for the second quarter of 2015. The decrease was primarily due to lower realized oil and NGL prices.

•	Distributable cash flow (2) available to limited partners was $27.4 million for the third quarter of 2015, compared to $29.2 million for the second quarter of 2015.

•

Total lease operating expenses decreased 3% to $1.94 per Mcfe in the third quarter of 2015 compared to $1.99 per Mcfe in the second quarter of 2015. The decrease was primarily due to portfolio wide cost reduction efforts including a reduction of expense workovers, start-up of newly operated saltwater disposal systems in East Texas, and equipment rental rates in Permian.

•	Total gathering, processing and transportation fees were $0.35 per Mcfe in the third quarter of 2015 compared to $0.40 per Mcfe in the second quarter of 2015.

•	Production and ad valorem taxes were $0.29 per Mcfe in the third quarter of 2015 compared to $0.27 per Mcfe in the second quarter of 2015.

•

General and administrative expenses (“G&A”) were $13.9 million for the third quarter of 2015 compared to $14.4 million for the second quarter of 2015. The $13.9 million included $3.0 million of non-cash unit-based compensation expense.

•

Gains of $244.9 million on commodity derivatives were recorded during the third quarter of 2015, which included $64.5 million of cash settlements received. This compared to total losses of $61.4 million recorded during the second quarter of 2015, which included $115.8 million of non-cash losses from the change in fair value of hedge positions primarily due to increases in the future prices of crude oil and natural gas. Total hedged production in the third quarter of 2015 was 20.0 Bcfe, or 85% of third quarter production of 23.4 Bcfe, at an average hedge price of $7.45 per Mcfe.

•

Non-cash impairment charges for the third quarter of 2015 were $361.8 million due to a downward revision of estimated proved reserves as a result of significant declines in commodity prices related to certain proved oil and natural gas properties located in the East Texas, South Texas and the Permian Basin.

•

Net interest expense was $31.3 million during the third quarter of 2015 including $3.5 million of losses on interest rate swaps, $1.3 million of non-cash amortization of deferred financing fees and $0.6 million of accretion of senior notes discount.

•	Total capital expenditures for the third quarter of 2015 were $59.3 million. Total maintenance capital expenditures for the third quarter of 2015 were $26.5 million.

Acquisitions Update

On November 3, 2015, MEMP completed the acquisition of the remaining interests in its oil and gas properties offshore Southern California (the “Beta properties”) for approximately $101 million. Estimated current net production from the Beta properties was approximately 1,900 Bbls/d and estimated net proved reserves were 11.9 MMBbls (54% proved developed / 100% oil). The long-lived properties have an estimated proved reserve to production ratio of 17 years and a projected average ten-year PDP decline rate of approximately 7% and offer significant low-cost development opportunities.

Hedging Summary

As announced in MEMP’s acquisition press release issued today, MEMP acquired existing hedges for a portion of the acquisition production volumes. These acquired hedges were restructured into Brent Crude swaps at a weighted-average fixed price of $67.50 per Bbl on approximately 820 Bbls/d in November and December 2015 and approximately 820 Bbls/d in 2016. The acquired hedges will cover approximately 44% of expected production volumes based on current production rates.

Financial Update

Following the regularly-scheduled Fall 2015 borrowing base redetermination and including the impact of the acquisition described above, the borrowing base under MEMP’s $2.0 billion multi-year revolving credit facility was decreased from $1.3 billion to $1.175 billion.

As of November 3, 2015 and after giving effect to the acquisition, MEMP had total debt outstanding of $2.0 billion, which included $1.2 billion of senior notes and $833 million under its revolving credit facility. The revolving credit facility had $340 million of available borrowing capacity (including $2.1 million in letters of credit).

As of September 30, 2015, MEMP was in compliance with the financial covenants under its revolving credit facility. These covenants include an interest coverage ratio of 2.5x and a current ratio of 1.0x.

Updated 2015 Guidance

The updated 2015 guidance included in this press release is subject to the cautionary statements and limitations described under the “Forward-Looking Statements” caption at the end of this press release. MEMP’s updated 2015 guidance is based on its current expectations regarding capital expenditure levels and on the assumption that market demand and prices for oil and natural gas will continue at levels that allow for economic production of these products. It reflects the impact of forecasted growth capital spending as well as the impact of the oil and natural gas producing properties acquired throughout the year. A summary of the guidance, assuming no additional acquisitions, is presented below:

	2015 FY Guidance (1)
	Low		High
Net Average Daily Production
Oil (MBbls/d)	10.9	-	11.5
NGL (MBbls/d)	7.8	-	8.1
Natural Gas (MMcf/d)	135	-	141
Total (MMcfe/d)	249	-	257
Commodity Price Differential / Realizations (Unhedged)
Crude Oil Differential ($ / Bbl)	$4.25	-	$5.00
NGL Realized Price (% of WTI NYMEX)	30%	-	34%
Natural Gas Realized Price (% of NYMEX to Henry Hub)	96%	-	100%
Gathering, Processing and Transportation Costs
Crude Oil ($ / Bbl)	$0.17	-	$0.23
NGL ($ / Bbl)	$2.95	-	$3.10
Natural Gas ($ / Mcf)	$0.45	-	$0.55
Average Costs
Lease Operating ($ / Mcfe)	$1.90	-	$2.00
Taxes (% of Revenue) (2)	7.0%	-	7.5%
Cash General and Administrative ($ / Mcfe)	$0.46	-	$0.48
Total Capital Expenditures ($MM)	$205	-	$215
Midpoint Adjusted EBITDA ($MM)		$329
Midpoint Cash Interest Expense ($MM)		$107
Midpoint Maintenance Capital Expenditures ($MM)		$107
Midpoint Distributable Cash Flow ($MM)		$114

(1)	Guidance based on NYMEX strip pricing as of October 23, 2015; Average prices of $48.90/Bbl for crude oil and $2.70/Mcf for natural gas for 2015
(2)	Includes production and ad valorem taxes

These estimates reflect management’s best judgment based on current expectations about the future and anticipated market conditions based upon both stated and unstated assumptions and other factors. Although management believes such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks that are beyond MEMP’s control. Actual conditions and assumptions may change over the course of the year.

Third Quarter 2015 Cash Distribution

As announced on October 27, 2015, the board of directors of MEMP’s general partner approved and declared a cash distribution of $0.30 per unit for the third quarter of 2015. This distribution represents an annualized amount of $1.20 per unit and will be paid on November 12, 2015 to unitholders of record as of the close of business on November 5, 2015.

Quarterly Report on Form 10-Q (1)

MEMP’s financial statements and related footnotes will be available in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2015, which MEMP expects to file with the SEC on or before November 9, 2015.

Conference Call

MEMP will host an investor conference call today at 10:00 a.m. Central Time to discuss these operating and financial results. Interested parties may join the webcast by visiting MEMP’s website www.memorialpp.com and clicking on the webcast link or by dialing (844) 735-9435 at least 15 minutes before the call begins and providing the passcode 48792750. The webcast and a telephonic replay will be available for seven days following the call and may be accessed by visiting MEMP’s website www.memorialpp.com or by dialing (855) 859-2056 and providing the passcode 48792750.

(1)

In accordance with U.S. GAAP, material acquisitions from certain affiliates of MEMP, including Memorial Resource Development Corp., its predecessor, and certain funds controlled by Natural Gas Partners, are considered transactions between entities under common control; therefore, the selected financial data below for periods prior to such acquisitions and the financial statements to be filed in MEMP’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2015, are presented as if MEMP had owned the assets for all periods presented on a combined basis.

(2)

Adjusted EBITDA and Distributable Cash Flow are non-GAAP financial measures. Please see the reconciliation to the most comparable measure calculated in accordance with GAAP in the “Use of Non-GAAP Financial Measures” section of this press release.

About Memorial Production Partners LP

Memorial Production Partners LP is a publicly traded partnership engaged in the acquisition, production and development of oil and natural gas properties in the United States. MEMP’s properties consist of mature, legacy oil and natural gas fields. MEMP is headquartered in Houston, Texas. For more information, visit www.memorialpp.com.

Forward-Looking Statements

This press release includes “forward-looking statements.” All statements, other than statements of historical facts, included in this press release that address activities, events or developments that MEMP expects, believes or anticipates will or may occur in the future are forward-looking statements. Terminology such as “will,” “would,” “should,” “could,” “expect,” “anticipate,” “plan,” “project,” “intend,” “estimate,” “believe,” “target,” “continue,” “potential,” the negative of such terms or other comparable terminology are intended to identify forward-looking statements. These statements are based on certain assumptions made by MEMP based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances, but such assumptions may prove to be inaccurate. Such statements are also subject to a number of risks and uncertainties, many of which are beyond the control of MEMP, which may cause MEMP’s actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks and uncertainties relating to, among other things, the uncertainty inherent in the development and production of oil, natural gas and natural gas liquids and in estimating reserves; drilling activities; volatility in the prices for, oil, natural gas and natural gas liquids, including a further or extended decline in commodity prices; potential difficulties in the marketing of oil, natural gas and natural gas liquids; competition in the oil and natural gas industry; potential failure or shortages of, or increased costs for, drilling and production equipment and supply materials for production; risks related to acquisitions, including MEMP’s ability to integrate acquired properties; risks related to MEMP’s ability to generate sufficient cash flow to pay distributions, to make payments on its notes and to execute its business plan; MEMP’s ability to access funds on acceptable terms, if at all, because of the terms and conditions governing MEMP’s indebtedness or otherwise; and the risk that MEMP’s hedging strategy may be ineffective or may reduce its income. Please read MEMP’s filings with the Securities and Exchange Commission (“SEC”), including “Risk Factors” in MEMP’s Annual Report on Form 10-K, and if applicable, MEMP’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, for a discussion of risks and uncertainties that could cause actual results to differ from those in such forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements in this press release are qualified in their entirety by these cautionary statements. Except as required by law, MEMP undertakes no obligation and does not intend to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include the non-GAAP financial measures of Adjusted EBITDA and Distributable Cash Flow. The accompanying schedules provide a reconciliation of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with GAAP. MEMP’s non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flows provided by operating activities or any other measure of financial performance calculated and presented in accordance with GAAP. MEMP’s non-GAAP financial measures may not be comparable to similarly-titled measures of other companies because they may not calculate such measures in the same manner as MEMP does.

Adjusted EBITDA.   MEMP defines Adjusted EBITDA as net income or loss, plus interest expense; income tax expense; depreciation, depletion and amortization; impairment of goodwill and long-lived assets; accretion of asset retirement obligations; losses on commodity derivative contracts; cash settlements received on commodity derivative instruments; losses on sale of assets; unit-based compensation expenses; exploration costs; acquisition related costs; amortization of investment premium; and other non-routine items, less interest income; income tax benefit; gains on commodity derivative contracts; cash settlements paid on commodity derivative instruments; gains on sale of assets and other non-routine items. Adjusted EBITDA is commonly used as a supplemental financial measure by management and external users of MEMP’s financial statements, such as investors, research analysts and rating agencies, to assess: (1) the financial performance of its assets without regard to financing methods, capital structures or historical cost basis; (2) the ability of its assets to generate cash sufficient to pay interest, support MEMP’s indebtedness and make distributions on its units; and (3) the viability of projects and the overall rates of return on alternative investment opportunities. Since Adjusted EBITDA excludes some, but not all, items that affect net income or loss and because these measures may vary among other companies, the Adjusted EBITDA data presented in this press release may not be comparable to similarly titled measures of other companies. The GAAP measure most directly comparable to Adjusted EBITDA is net cash flows provided by operating activities.

Distributable Cash Flow. MEMP defines distributable cash flow as Adjusted EBITDA, less cash income taxes; cash interest expense; and estimated maintenance capital expenditures. Management compares the distributable cash flow MEMP generates to the cash distributions it expects to pay MEMP’s partners. Using this metric, management computes MEMP’s distribution coverage ratio. Distributable cash flow is an important non-GAAP financial measure for MEMP’s limited partners since it serves as an indicator of MEMP’s success in providing a cash return on investment. Specifically, this financial measure indicates to investors whether or not MEMP is generating cash flows at a level that can sustain or support an increase in its quarterly cash distributions. Distributable cash flow is also a quantitative standard used by the investment community with respect to publicly traded partnerships because the value of a partnership unit is, in part, measured by its yield, which is based on the amount of cash distributions a partnership can pay to a unitholder. The GAAP measure most directly comparable to distributable cash flow is net cash flows provided by operating activities.

Selected Operating and Financial Data (Tables)

Memorial Production Partners LP

Selected Financial Data – Unaudited

Statement of Operations Data

(In thousands, except per unit data)

	Three Months Ended		Nine Months Ended
	9/30/2015	6/30/2015	9/30/2015	9/30/2014
Revenues:
Oil & natural gas sales	$87,519	$97,221	$276,689	$423,782
Pipeline tariff income and other	564	917	2,350	3,572

Total revenues	88,083	98,138	279,039	427,354

Costs and expenses:
Lease operating	45,416	44,888	130,782	99,526
Pipeline operating	461	500	1,407	1,596
Gathering, processing, and transportation	8,134	9,048	25,402	21,016
Exploration	2,141	32	2,263	252
Production and ad valorem taxes	6,896	6,058	19,609	24,482
Depreciation, depletion, and amortization	53,306	46,286	150,857	129,165
Impairment of proved oil and natural gas properties	361,836	—	613,183	67,181
General and administrative	13,910	14,377	42,798	34,181
Accretion of asset retirement obligations	1,716	1,686	5,036	4,212
(Gain) loss on commodity derivatives	(244,888)	61,403	(328,944)	28,710
Other, net	—	(943)	(943)	(12)

Total costs and expenses	248,927	183,335	661,450	410,309

Operating income (loss)	(160,844)	(85,197)	(382,411)	17,045
Other income (expense):
Interest expense, net	(31,255)	(27,910)	(87,983)	(60,573)
Other income (expense)	11	124	295	—

Total other income (expense)	(31,244)	(27,786)	(87,688)	(60,573)

Income (loss) before income taxes	(192,088)	(112,983)	(470,099)	(43,528)
Income tax benefit (expense)	107	(876)	1,601	303

Net income (loss)	$(191,981)	$(113,859)	$(468,498)	$(43,225)
Net income (loss) attributable to noncontrolling interest	104	65	328	193

Net income (loss) attributable to Memorial Production Partners LP	$(192,085)	$(113,924)	$(468,826)	$(43,418)

Limited partner’s interest in net income (loss):
Net income (loss) attributable to Memorial Production Partners LP	$(192,085)	$(113,924)	$(468,826)	$(43,418)
Net income attributable to previous owners	—	—	2,268	(1,812)
Net (income) loss allocated to general partner	201	118	485	45
Net (income) loss allocated to general partner IDRs	(27)	(28)	(83)	(64)
Net (income) loss allocated to NGP IDRs	(27)	(28)	(83)	(64)

Limited partners’ interest in net income (loss)	$(191,938)	$(113,862)	$(466,239)	$(45,313)
Earnings per unit:
Basic and diluted earnings per limited partner unit	$(2.31)	$(1.36)	$(5.57)	$(0.69)

Cash distribution declared per unit	$0.30	$0.55	$1.40	$1.65

Weighted average number of limited partner units outstanding	82,973	83,902	83,732	65,556

Oil and natural gas revenue:
Oil sales	$40,516	$52,815	$137,584	$195,398
NGL sales	10,089	11,213	33,425	61,684
Natural gas sales	36,914	33,193	105,680	166,700

Total oil and natural gas revenue	$87,519	$97,221	$276,689	$423,782

Production volumes:
Oil (MBbls)	967	1,014	3,002	2,090
NGLs (MBbls)	729	692	2,120	1,779
Natural gas (MMcf)	13,204	12,322	37,907	36,229

Total (MMcfe)	23,394	22,548	68,640	59,444

Average net production (MMcfe/d)	254.3	247.8	251.4	217.7

Average sales price (excluding commodity derivatives):
Oil (per Bbl)	$41.90	$52.09	$45.83	$93.47
NGL (per Bbl)	13.84	16.20	15.77	34.68
Natural gas (per Mcf)	2.80	2.69	2.79	4.60

Total per (Mcfe)	$3.74	$4.31	$4.03	$7.13

	Three Months Ended		Nine Months Ended
	9/30/2015	6/30/2015	9/30/2015	9/30/2014
Average unit costs per Mcfe:
Lease operating expense	$1.94	$1.99	$1.91	$1.67
Gathering, processing and transportation	$0.35	$0.40	$0.37	$0.35
Production and ad valorem taxes	$0.29	$0.27	$0.29	$0.41
General and administrative expenses	$0.59	$0.64	$0.62	$0.58
Depletion, depreciation, and amortization	$2.28	$2.05	$2.20	$2.17

Selected Financial Data – Unaudited

Balance Sheet Data

(In thousands)

	September 30, 2015	December 31, 2014
Balance Sheet Data:
Total current assets	$301,298	$307,106
Oil and natural gas properties, net	1,907,350	2,470,332
Total assets	2,749,376	3,189,760
Total current liabilities	147,168	154,391
Long-term debt	1,878,264	1,595,413
Total liabilities	2,151,748	1,893,446
Total partners’ equity	591,740	1,290,754
Total noncontrolling interest	5,888	5,560

Memorial Production Partners LP

Reconciliation of Unaudited GAAP

Financial Measures to Non-GAAP

Financial Measures

Adjusted EBITDA

(In thousands)

	Three Months Ended		Nine Months Ended
	9/30/2015	6/30/2015	9/30/2015	9/30/2014
Calculation of Adjusted EBITDA:
Net income (loss)	$(191,981)	$(113,859)	$(468,498)	$(43,225)
Interest expense, net	31,255	27,910	87,983	60,573
Income tax expense (benefit)	(107)	876	(1,601)	(303)
Depreciation, depletion and amortization	53,306	46,286	150,857	129,165
Impairment of oil and gas properties	361,836	—	613,183	67,181
Accretion of asset retirement obligations	1,716	1,686	5,036	4,212
(Gain) loss on commodity derivatives	(244,888)	61,403	(328,944)	28,710
Cash settlements on expired commodity derivatives	64,480	54,351	178,955	(14,999)
Acquisition related expenses	16	297	1,612	3,912
Unit-based compensation expense	2,993	2,565	7,899	5,387
Provision for environmental remediation	—	—	—	2,852
Exploration costs	2,141	32	2,263	252
Loss on settlement of AROs	—	1,328	1,328	—

Adjusted EBITDA	$80,766	$82,875	$250,073	$243,717

Reconciliation of Net Cash from Operating Activities to Adjusted EBITDA:
Net cash provided by operating activities	$73,854	$39,755	$185,572	$209,946
Changes in working capital	(20,144)	13,864	(18,006)	(29,997)
Interest expense, net	31,255	27,910	87,983	60,573
Gain (loss) on interest rate derivatives	(3,543)	(644)	(6,628)	(860)
Cash settlements paid (received) on interest rate derivatives	1,092	1,272	3,252	1,207
Amortization of deferred financing fees	(1,259)	(1,256)	(4,375)	(2,935)
Amortization of premium/(discount)	(614)	(605)	(1,818)	(1,308)
Exploration costs	63	32	185	252
Provision for environmental remediation	—	—	—	2,852
Plugging and abandonment costs	—	2,108	2,108	—
Acquisition related expenses	16	297	1,612	3,912
Income tax expense – current portion	46	142	188	75

Adjusted EBITDA	$80,766	$82,875	$250,073	$243,717

Memorial Production Partners LP

Reconciliation of Unaudited

GAAP Financial Measures to

Non-GAAP Financial Measures

Distributable Cash Flow

(In thousands)

	Three Months Ended		Nine Months Ended
	9/30/2015	6/30/2015	9/30/2015	9/30/2014
Calculation of Adjusted EBITDA:
Net income (loss)	$(191,981)	$(113,859)	$(468,498)	$(43,225)
Interest expense, net	31,255	27,910	87,983	60,573
Income tax expense (benefit)	(107)	876	(1,601)	(303)
Depreciation, depletion and amortization	53,306	46,286	150,857	129,165
Impairment of oil and gas properties	361,836	—	613183	67,181
Accretion of asset retirement obligations	1,716	1,686	5,036	4,212
(Gain) loss on commodity derivatives	(244,888)	61,403	(328,944)	28,710
Cash settlements on expired commodity derivatives	64,480	54,351	178,955	(14,999)
Acquisition related expenses	16	297	1,612	3,912
Unit-based compensation expense	2,993	2,565	7,899	5,387
Provision for environmental remediation	—	—	—	2,852
Exploration costs	2,141	32	2,263	252
Loss on settlement of AROs	—	1,328	1,328	—

Adjusted EBITDA	$80,766	$82,875	$250,073	$243,717
Less: Cash interest expense	26,815	27,085	79,906	56,734
Less: Est. Maintenance Capital Exp.	26,538	26,538	79,614	63,892
Less: Adjusted EBITDA prior to effective	—	—	—	24,875

Total Distributable cash flow	$27,413	$29,252	$90,553	$98,216
Less: Distribution to GP	26	75	176	184
Less: Distribution to NGP	—	27	55	68

Distributable cash flow available to Limited Partners	$27,387	$29,150	$90,322	$97,964

Cash distribution to limited partners	$24,879	$45,608	$116,697	$120,826

Distribution coverage ratio	1.10x	0.64x	0.77x	0.81x

2015 Adjusted EBITDA and Distributable Cash Flow Guidance Reconciliation Table

Memorial Production Partners LP

2015 Adjusted EBITDA Guidance

(In millions)

Mid-Point For Year Ended December 31, 2015
Calculation of Adjusted EBITDA:
Net income	$19
Interest expense	107
Depletion, depreciation, and amortization	203

Adjusted EBITDA	$329

Reconciliation of Net Cash From Operating Activities to Adjusted EBITDA:
Net cash provided by operating activities	$222
Changes in working capital	—
Interest expense	107

Adjusted EBITDA	$329

Reconciliation of Adjusted EBITDA to Distributable Cash Flow:
Adjusted EBITDA	$329
Cash Interest Expense	(107)
Estimated maintenance capital expenditures	(107)

Distributable Cash Flow	$114

Contact

Memorial Production Partners LP

Ronnetta Eaton - Manager, Investor Relations

(713) 588-8350

ir@memorialpp.com